Exhibit 10.1
Director Nomination Agreement

This Board Nomination Agreement (this "Agreement"), is by and between R1 RCM INC., a Delaware corporation (the "Company"), and SUTTER HEALTH, a California nonprofit public benefit corporation ("Sutter Health"). This Agreement is being entered into in connection with the MSA (as defined below).
1.    Board Nomination Right
(a)Subject to approval of the Board and receipt of the TCP-ASC Consent, until the termination of the MSA in accordance with its terms (a "MSA Termination"), Sutter Health shall be entitled to nominate one individual to the Board, who shall be (x) the Chief Financial Officer of Sutter Health or (y) an individual who is "independent" as defined in the listing standards of the Nasdaq Capital Market (or other United States national securities exchange that the Common Stock is listed upon, if any) and applicable law, and be consistent with the Board's criteria (including with respect to diversity) set forth in the Company's corporate governance guidelines (the "Sutter Health Designee"). Subject to approval of the Board and receipt of the TCP-ASC Consent, the Company shall (y) take all corporate action necessary (i) to increase the size of its Board by one director (if necessary) and appoint the Sutter Health Designee to fill the resulting vacancy and (ii) recommend that its shareholders vote to elect the Sutter Health Designee to the Board, and (z) use its best efforts to cause the Sutter Health Designee to be elected or appointed to the Board. Thereafter, the Company shall, at any annual or special meeting of shareholders of the Company at which directors are to be elected, subject to the nonoccurrence of an MSA Termination and the fulfillment of the requirements set forth in Section 1(b), nominate the Sutter Health Designee for election to the Board and use all commercially reasonable efforts to cause the Sutter Health Designee to be elected as a director of the Board.
(b)Any Sutter Health Designee, who is not the Chief Financial Officer of Sutter Health, shall be reasonably acceptable to the Board's Nominating and Corporate Governance Committee (taking into account the criteria of board members (including with respect to diversity) set forth in the Company's corporate governance guidelines). The Company shall require that all directors comply in all respects with applicable law (including with respect to confidentiality) and the Company's corporate governance guidelines, code of business conduct and ethics and confidentiality and trading policies and guidelines as in effect from time to time. Sutter Health shall notify the Company of any proposed Sutter Health Designee in writing no later than the latest date on which shareholders of the Company may make nominations to the Board in accordance with the Bylaws, together with all information concerning such nominee required to be delivered to the Company by the Bylaws and such other information reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the "Nominee Disclosure Information"); provided, further that in the event Sutter Health fails to provide any such notice, the Sutter Health Designee shall be the person then serving as the Sutter Health Designee as long as Sutter Health provides the Nominee Disclosure Information to the Company promptly upon request by the Company.
(c)In the event of the death, disability, resignation or removal of the Sutter Health Designee, the Board will promptly elect to the Board a replacement director designated by Sutter Health, subject to the term of the MSA and the fulfillment of the requirements set forth in Sections 1(a) (other than any approval of the Board) and 1(b), to fill the resulting vacancy, and such individual shall then be deemed the Sutter Health Designee for all purposes under this Agreement.

(d)The Sutter Health Designee will be entitled to receive similar compensation, benefits, reimbursement (including of travel expenses), indemnification and insurance coverage for his or her service as director as the other independent directors of the Company. Any Sutter Health Designee who is not independent will be entitled to receive similar reimbursement (including of travel expenses), indemnification and insurance coverage for his or her service as directors as the other directors of the Company designated pursuant to the TCP-ASC Investor Rights Agreement who are not independent. For so long as the Company maintains directors and officers liability insurance, the Company shall include the Sutter Health Designee as an "insured" for all purposes under such insurance policy for so long as the Sutter Health Designee is a director of the Company and for the same period as for other former directors of the Company when the Sutter Health Designee ceases to be a director of the Company.
2.    Definitions
(a)"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
(b)"Board" shall mean the Board of Directors of the Company.
(c)"Bylaws" means the Company's Amended and Restated Bylaws.
(d)"Common Stock" means the Company's common stock, par value $0.01 per share.
(e)"Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.
(f)"Governmental Authority" shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.
(g)"MSA" shall mean the Master Services Agreement, dated as of June __, 2022, by and between Sutter Health and the Company, as may be amended, modified or restated from time to time.
(h)"Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.
(i)"Subsidiary" of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.
(j)"TCP-ASC Consent" shall mean the approval required pursuant to the TCP-ASC Investor Rights Agreement.

(k)"TCP-ASC Investor Rights Agreement" shall mean that certain Investor Rights Agreement, dated as of February 16, 2016, by and among the Company, TCP-ASC ACHI Series LLLP, a limited liability limited partnership, and the other parties thereto, as amended, modified or restated from time to time.
3.    Miscellaneous
(a)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)Jurisdiction; Enforcement. Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 3(b) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 3(c). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, email (with delivery receipt) or messenger as follows:

if to the Company:	R1 RCM Inc. 434 W. Ascension Way, 6th Floor Murray, UT 84123 Attention: General Counsel Email: legal@r1rcm.com with a copy to:
Kirkland & Ellis LLP
300 N LaSalle
Chicago, IL 60654
Attention: Richard W. Porter, P.C.
                 Robert M. Hayward, P.C.
                 Bradley C. Reed, P.C.
Email: richard.porter@kirkland.com;
robert.hayward@kirkland.com;
bradley.reed@kirkland.com

if to Sutter Health:	Sutter Health Office of the General Counsel Attn: General Counsel 2200 River Plaza Drive, 3rd Floor West Sacramento, CA 95833 If by email: OGCBTGNotice@sutterhealth.org or in any such case to such other address or email address as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.
(d)Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof.
(e)Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
(f)Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Sutter Health or, in the case of a waiver, by the party against whom the waiver is to be effective.
(g)Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.
(h)Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.
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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date indicated below.

R1 RCM INC.

By: /s/ Logan Johnston
Name: Logan Johnston
Title: EVP - Central Operations

SUTTER HEALTH

By: /s/ Florence L. Di Benedetto
Name: Florence L. Di Benedetto
Title: SVP/General Counsel

Effective Date: August 2, 2022